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                                   EXHIBIT 15


                              ERNST & YOUNG LETTER


                    UNAUDITED INTERIM FINANCIAL INFORMATION





                                       38

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Board of Directors and Shareholders
Provident Companies, Inc.



We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-47551) pertaining to the Provident Life and Accident Insurance Company Moneymaker, A Long-Term 401(k) Retirement Savings Plan for the registration of 500,000 shares of Common stock of Provident Companies, Inc., the Registration Statement (Form S-8 No. 33-88108) of Provident Life and Accident Insurance Company Stock Option Plan of 1994 for the registration of 3,500,000 shares of Common stock of Provident Companies, Inc., and in the Registration Statement (Form S-8 No. 33-62231) of Provident Life and Accident Insurance Company Employee Stock Purchase Plan of 1995 for the registration of 1,000,000 shares of Common stock of Provident Companies, Inc., of our report dated August 8, 1996 relating to the unaudited condensed consolidated interim financial statements of Provident Companies, Inc. which is included in its Form 10-Q for the quarter ended June 30, 1996. All of the shares of Class B Common stock of Provident Life and Accident Insurance Company of America were exchanged for shares of Provident Companies, Inc. pursuant to an Agreement and Plan of Share Exchange effective December 27, 1995.

Pursuant to Rule 436(c) of the Securities Act of 1993, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                     Ernst & Young LLP


Chattanooga, Tennessee
August 8, 1996